 EXHIBIT 8.1

Mayer Brown LLP

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Chicago, Illinois 60606-4637

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June 20, 2013

Hyundai ABS Funding Corporation

3161 Michelson Drive, Suite 1900

Irvine, California 92612

Re:	Hyundai ABS Funding Corporation
Registration Statement on Form S-3
Registration No. 333-185213

Ladies and Gentlemen:

We have acted as special federal tax counsel to Hyundai ABS Funding Corporation (the “Company”), a Delaware corporation, in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) and the offering of the Class A-1 Auto Loan Asset Backed Notes, the Class A-2 Auto Loan Asset Backed Notes, the Class A-3 Auto Loan Asset Backed Notes, the Class A-4 Auto Loan Asset Backed Notes, the Class B Auto Loan Asset Backed Notes and the Class C Auto Loan Asset Backed Notes (collectively, the “Notes”) described in the final prospectus supplement dated June 19, 2013 (the “Prospectus Supplement”) and the base prospectus dated June 12, 2013 (the “Base Prospectus”, and collectively with the Prospectus Supplement, the “Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Hyundai Auto Receivables Trust 2013-B (the “Trust”), which was formed by the Company pursuant to a trust agreement between the Company and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an Indenture between the Trust and U.S. Bank National Association, as indenture trustee. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus, the Trust Agreement and the forms of Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Operative Documents”). In addition, we have assumed that the Operative Documents with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp

Hyundai ABS Funding Corporation

June 20, 2013

We hereby confirm and adopt the Opinions set forth in the Base Prospectus and in the Prospectus Supplement (to the extent they relate to federal income tax consequences) under the captions “Summary of Terms—Tax Status” and “Material United States Federal Income Tax Consequences” (as modified by the statements, if any, set forth under those same headings in the related Prospectus Supplement).

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (“IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the IRS.

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to the use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting we are “experts” within the meaning of the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or Prospectus, including this exhibit.

Sincerely,

/s/ Mayer Brown LLP
Mayer Brown LLP